PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(TO PROSPECTUS DATED SEPTEMBER 25, 2007)	Registration No. 333-146288

$287,500,000

ICONIX BRAND GROUP, INC.

1.875% Convertible Senior Subordinated Notes due 2012

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement no. 1 supplements and amends the prospectus dated September 25, 2007 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 1.875% Convertible Senior Subordinated Notes due 2012 and shares of our common stock issuable upon conversion of the notes.

You should read this supplement no. 1 in conjunction with the prospectus dated September 25, 2007, which should be delivered in conjunction with this supplement no. 1. This supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This supplement no. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this supplement no. 1 supersedes or supplements certain information contained in the prospectus.

See “Risk Factors” on page 7 of the prospectus dated September 25, 2007 to read about the risks involved in investing in the notes and our common stock issuable upon conversion of the notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT NO. 1 TO PROSPECTUS OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The table under the caption “Selling Securityholders” beginning on page 22 of the prospectus is hereby supplemented by adding to it the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below.

We prepared this table based on information supplied to us by the selling securityholders named in the table below on or prior to November 12, 2007. Information about the selling securityholders may change over time.

Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes since the date on which they provided the information regarding their notes.

SELLING SECURITYHOLDERS

Additional Selling Securityholders

	Notes		Common Stock
Name of Selling Securityholder	Principal amount beneficially owned	Principal amount offered	Number of shares beneficially owne (1)(2)	Number of shares offered(1)
RBC Capital Markets (3)	$1,000,000	$1,000,000	36,284	36,284
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio (4)	$14,000,000	$14,000,000	507,983	507,983
Daimler Chrysler Corp. EMP #1 Pension Plan dated 4/1/1989 (5)	$3,283,000	$3,283,000	119,122	119,122
Florida Power and Light Group Employee Pension Plan (5)	$1,269,000	$1,269,000	46,045	46,045
Rampart Convertible Arbitrage Investors, (II) LLC (5)	$448,000	$448,000	16,255	16,255
Highbridge Convertible Arbitrage Master Fund LP (6)	$4,300,000	$4,300,000	156,023	156,023
Highbridge International LLC (6)	$35,620,000	$35,620,000	1,292,453	1,292,453
Credit Suisse Securities (USA) LLC (3)	$1,820,000	$1,820,000	66,037	66,037
OCM Convertible Trust (7) (8)	$1,965,000	$1,965,000	71,299	71,299
Delta Air Lines Master Trust - CV (7) (8)	$930,000	$930,000	33,744	33,744
Delaware Public Employees Retirement System (7) (8)	$3,495,000	$3,495,000	126,814	126,814
Chrysler Corporation Master Retirement Trust (7) (8)	$6,210,000	$6,210,000	225,326	225,326
Vanguard Convertible Securities Fund, Inc. (7) (8)	$10,145,000	$10,145,000	368,106	368,106
Delta Pilots Disability & Survivorship Trust - CV (7) (8)	$740,000	$740,000	26,850	26,850
Microsoft Capital Group, L.P. (7) (8)	$620,000	$620,000	22,496	22,496
Qwest Occupational Health Trust (7) (8)	$425,000	$425,000	15,420	15,420
The Travelers Indemnity Company (7) (8)	$2,495,000	$2,495,000	90,529	90,529
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (7) (8)	$605,000	$605,000	21,952	21,952
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (7) (8)	$330,000	$330,000	11,973	11,973
International Truck & Engine Corporation Retiree Health Benefit Trust (7) (8)	$360,000	$360,000	13,062	13,062
UnumProvident Corporation (7) (8)	$1,035,000	$1,035,000	37,554	37,554
F.M. Kirby Foundation, Inc. (7) (8)	$1,070,000	$1,070,000	38,824	38,824
OCM Global Convertible Securities Fund (7) (8)	$485,000	$485,000	17,597	17,597
Virginia Retirement System (7) (8)	$6,235,000	$6,235,000	226,233	226,233
Qwest Pension Trust (7) (8)	$2,595,000	$2,595,000	94,158	94,158
ACE Tempest Reinsurance Ltd. (7) (8)	$1,390,000	$1,390,000	50,435	50,435

	Notes		Common Stock
Name of Selling Securityholder	Principal amount beneficially owned	Principal amount offered	Number of shares beneficially owne (1)(2)	Number of shares offered(1)
National Railroad Retirement Investment Trust (7) (8)	$3,340,000	$3,340,000	121,190	121,190
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (7) (8)	$535,000	$535,000	19,412	19,412
Arlington County Employees Retirement System (7) (8)	$945,000	$945,000	34,288	34,288
South Dakota Retirement System (9)	$2,000,000	$2,000,000	173,369	72,569
The Alger American Asset Growth Fund (10)	$1,250,000	$1,250,000	305,955	45,355
Alger American Leveraged AllCap Portfolio (10)	$1,850,000	$1,850,000	240,026	67,126
Alger Capital Appreciation Fund (10)	$2,375,000	$2,375,000	335,175	86,175
Alger Capital Appreciation Institutional Fund (10)	$1,475,000	$1,475,000	267,319	53,519
Castle Convertible Fund (10)	$1,900,000	$1,900,000	68,940	68,940

(1)
Includes the maximum number of shares of common stock issuable upon conversion of the notes assuming that all outstanding notes are converted and that for each $1,000 in principal amount of the notes a maximum of 36.2845 shares of common stock are issuable upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes could increase or decrease in the future. In addition, the number of shares of common stock listed for each identified selling securityholder does not include fractional shares.

(2)
In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1) above, also includes for each selling securityholder any other shares of common stock identified to us by the selling securityholder as beneficially owned by it.

(3)	The selling securityholder is a broker-dealer.

(4)
Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by the selling securityholder. The address of each of RG Capital, Management and Messrs. Katznelson and Stahlecker is c/o RG Capital Management, L.P., 3 Bala Plaza East, Suite 501, Bala Cynwyd, PA 19004.

(5)
Jack Feiler, Chief Investment Officer of Palisade Capital Management, LLC, has voting control and investment discretion over the securities held by the selling securityholder. Mr. Feiler’s address is c/o of Palisade Capital Management, One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

(6)
Highbridge Capital Management, LLC is the trading manager of the selling securityholder and has voting control and investment discretion over the securities held by the selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by selling securityholder. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of the securities held by the selling securityholder. The address of each of Highbridge Capital Management, LLC and Messers. Dubin and Swieca is 9 West 57th Street, New York, NY 10019.

(7)
Oaktree Capital Management L.P. (“Oaktree”) is the investment manager of the selling securityholder and has voting control and investment discretion over the securities held by the selling securityholder. Oaktree does not own any equity interest in the selling securityholder. Lawrence Keele is the principal owner of Oaktree and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities held by the selling securityholder, except for their pecuniary interest therein. The address of each of Oaktree and Mr. Keele is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(8)	The selling securityholder is an affiliate of a broker-dealer.

(9)
Dan Frasier and Ross Sandine, the portfolio managers of the South Dakota Investment Office, the investment manager of the selling securityholder, have voting control and investment discretion over the securities held by the selling securityholder. The address for each of Messrs. Frasier and Sandine is 4009 West 49th Street, Suite 300, Sioux Falls, SD 57106.

(10)	Dan Chung, Chief Investment Officer of Fred Alger Management, the investment advisor of the selling securityholder, has voting control and investment discretion over the securities held by the selling securityholder. The address for each of Fred Alger Management and Mr. Chung is 111 Fifth Avenue, New York, NY 10003.

The date of this supplement no. 1 is November 15, 2007